NEWS RELEASE
FOR IMMEDIATE RELEASE                         Contact: Raymond Brandstrom
March 29, 2004                                Chief Financial Officer
                                              (206) 298-2909

             EMERITUS ANNOUNCES INTENT TO ACQUIRE MANAGED FACILITIES

SEATTLE, WA, MARCH 29, 2004 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, announced today that the Company intends to acquire 14 communities, 13 of which it managed in 2003. The communities are owned by partnerships that Daniel R. Baty, the Company's CEO, controls and in which he has financial interests. The total cost of the acquisition is expected to be approximately $141.7 million financed through lease financing of $137.3 million provided by a Newport Beach, California real estate investment trust company and cash and notes of $4.4 million. The lease will have an initial term of 15 years with three five-year extensions. Based on the past operating results of the communities, the Company believes that the completed transaction would improve its earnings by more than $1.6 million on an annual basis. The actual results in the future could, of course, vary from this estimate as a result of various factors described below. In addition, generally accepted accounting principles require the deferral of revenue from move-in fees for amortization over a 15-month period. The Company expects that this non-cash accounting treatment will have the effect of reducing reported earnings from these communities to approximately $600,000 by approximately $1.0 million for the first year, but will not have a material effect for subsequent years. The communities are located in 12 states and offer services ranging from independent retirement living to secure memory loss units. The Company intends to close the transaction within the next 90 days.

"Entering into this lease presents a good opportunity for Emeritus," stated Ray Brandstrom CFO. "Through this lease, Emeritus can benefit from additional economic benefits as this group of communities continues to stabilize."

ABOUT THE COMPANY
Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living. Emeritus places an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 174 communities representing capacity for approximately 18,200 residents in 33 states. Emeritus's common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of the Emeritrust I communities beyond January 2, 2004, when our management agreements for those communities could be terminated on short-term notice. While we believe that these arrangements will be extended, we cannot guarantee that these discussions will be successful or, if the arrangements are extended, what the terms will be. If we are unsuccessful, we could lose the management fee revenue from these communities. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.